Exhibit 10.1

AMENDMENT NO. 1 TO THE SHIFT TECHNOLOGIES, INC.

2020 OMNIBUS EQUITY COMPENSATION PLAN

This Amendment No. 1 to the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (the “Plan”) is made effective as of the 31st day of March 2021.

Section 5(c) of the Plan is amended and restated to read in its entirety as follows:

“(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 2,000,000 shares of Stock, subject to adjustment as described below; provided, that the foregoing limit shall not apply to grants made to fulfill any agreement by and between the Company and an Employee that was entered into on or about October 13, 2020. A Participant may not accrue cash-based Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.”